Exhibit 99.1

                   [WILLOW GROVE BANCORP, INC. LETTERHEAD]


Press Release                 FOR IMMEDIATE RELEASE
                              Contact:   Frederick A. Marcell Jr., CEO
                                         Christopher E. Bell, CFO
                              Telephone: 215-646-5405

              WILLOW GROVE BANCORP, INC. ANNOUNCES
           SECOND QUARTER RESULTS, DECLARATION OF CASH
     DIVIDEND, AND APPLICATION FOR THIRTEENTH BANKING OFFICE

     Maple Glen, Pennsylvania - (January 23, 2002) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.3 million, or $.26 diluted earnings per share for the quarter ended December 31, 2001. This compares to a net loss of $1.4 million, or a diluted loss per share of $0.28 for the three-month period ended December 31, 2000. Net income for the six months ended December 31, 2001 was $2.5 million, or $0.51 diluted earnings per share compared to a net loss of $147,000 or a $0.03 diluted loss per share for the comparable six months ended December 31, 2000. The Company's results for the quarter ended December 31, 2001 included a charge-off of $546,000 related to a non-performing commercial business loan which first became impaired in the fourth quarter of 2000. The results for the quarter ended December 30, 2000, included a $4.2 million charge-off with respect to such loan. Excluding such charge-offs and realized gains on securities sales, net income would have been $1.5 million, or $0.30 diluted earnings per share, for the quarter ended December 31, 2001 compared to $1.2 million, or $0.24 diluted earnings per share, for the quarter ended December 31, 2000.

     Net interest income for the three-month and six-month periods ended December 31, 2001 was $5.5 million and $11.0 million, respectively. This compares favorably to $4.9 million and $10.0 million in net interest income for the respective prior comparable periods. For the three-month and six-month periods ended December 31, 2001, net interest income grew primarily as a result of the combination of increased balances on average interest-earning assets and a reduction in interest rates paid on average interest-bearing liabilities greater than the reduction in average interest rates charged on interest-earning assets.
The Company's net interest margin increased nine basis points to 3.49% for the three months ended December 31, 2001 from 3.40% for the three months ended December 31, 2000. The increase in net interest margin was a result of the increase in net interest income more than offsetting a decline in the ratio of average interest-earning assets to average interest- bearing liabilities. However, for both the six-

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month periods ended December 31, 2001 and 2000 and the net interest margin was 3.50% due largely to the impact of a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities which offset a reduction in interest rates paid on average interest-bearing liabilities.

     The Company's provision for loan loss for the three months and six months ended December 31, 2001 was $620,000 and $994,000, respectively. This compares to $4.4 million and $4.5 million, respectively, for the corresponding prior year period. The provisions for loan losses during the quarter and six months ended December 31, 2000 were due primarily to a $4.2 million charge-off of the carrying value of one commercial business loan. During the quarter ended December 31, 2001, the Company charged-off the remaining carrying value of $546,000 with respect to this loan as the result of a new appraisal received with respect to the real property securing this loan. The new appraisal, which was received in anticipation of a sale of the property by the trustee in bankruptcy, indicated that, due to current economic conditions as well as an expected prolonged bankruptcy proceeding, the property's value had declined significantly from the prior appraisal obtained by the Company in 1999. During the quarter ended December 31, 2001, the Company also charged-off the remaining carrying value of $112,000 of another commercial business loan to a local construction company. Such charge-offs during the quarter ended December 31, 2001 were partially offset by a $44,000 recovery on a previously charged-off commercial business loan. The provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period, consideration of the continuing diversification of the loan portfolio, as well as the impact of the current economic slowdown and resultant increases in local unemployment rate. The Company's allowance for loan loss as a percentage of its loan portfolio increased to 1.00% at December 31, 2001 compared to 0.91% at June 30, 2001.

     Non-interest income increased $340,000, or 54.5% to $958,000 for the three-month period ended December 31, 2001 compared to $618,000 for the similar prior year period. Non-interest income increased $532,000, or 56.1% to $1.5 million for the six-month period ended December 31, 2001 compared to $962,000 for the similar prior year period. The increases were primarily a result of the Company's taking advantage of market opportunities to realize gains upon the sale of loans and securities available for sale as well as increases in general service charges and fees.

     Non-interest expense increased $555,000, or 16.4% to $3.9 million for the three-month period ended December 31, 2001 compared to $3.4 million for the similar prior year period. Non-interest expense increased $970,000, or 14.4% to $7.7 million for the six-month period ended December 31, 2001 compared to $6.8 million for the similar prior year period. The increases were primarily a result of general increases in compensation and benefits, and costs associated with the operation of our twelfth banking office opening in May 2001 in Southampton, Bucks County. Additionally, other increased costs

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included corporate advertising, partially related to the
implementation of our new Online Banking product, and increased deposit account service expenses primarily as a result of an increase in core deposit accounts.

      Total assets amounted to $643.7 million at December 31, 2001, an increase of 3.0% from June 30, 2001. The increase in assets resulted from cash increasing $22.6 million primarily as a result of accelerated prepayments on loans and mortgage-backed securities combined with continued deposit growth. Net loans declined $15.0 million or 3.3% from $454.2 million to $439.2 million due primarily to a decrease in the single-family residential mortgage loan portfolio. Specifically, commercial real estate and multi-family real estate loans increased $7.9 million or 6.1%, home equity loans increased $2.6 million or 3.5% and other consumer loans increased $162,000 or 1.7% while single-family residential decreased $19.9 million or 10.0%, construction and commercial business loans decreased by $5.4 million or 19.6%, and $246,000 or 1.2%, respectively, in the six months ended December 31, 2001. Total liabilities amounted to $580.8 million at December 31, 2001, an increase of 2.8% from June 30, 2001. Deposits increased $12.1 million or 2.4% to $509.1 million, with core deposits increasing $20.6 million or 11.7%, while borrowings increased $4.8 million or 8.1% from June 30, 2001. Total stockholders' equity increased $2.5 million to $62.9 million at December 31, 2001. The change in stockholders' equity was primarily the result of net income for the six months ended December 31, 2001.

     The Company also announced that its Board of Directors, at its January 22, 2002 meeting, declared a $.13 cash dividend on the common stock of the Company payable on February 15, 2002 to stockholders of record at the close of business on February 1, 2002. This is the twelfth regular quarterly dividend paid to shareholders since the Company's inception on December 23, 1998. The Willow Grove Mutual Holding Company again waived its right to receive this dividend having previously received non-objection from the Office of Thrift Supervision.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has twelve offices located throughout Montgomery, Bucks, and Philadelphia counties which are located in Willow Grove, Dresher, Huntingdon Valley, Hatboro, Warminster
(2), Roslyn, Philadelphia (2), North Wales, and Southampton.

     The Bank anticipates the opening of its thirteenth full-service banking office in Holland, Pennsylvania in April 2002, pending OTS approval. Mr. Fred Marcell, President and Chief Executive Officer of the Company, stated: "We are excited about the prospects of this proposed new branch office and we are pleased to have the opportunity to contribute to the well being of communities like Holland. The proposed new branch office reflects our continuing commitment to the implementation of our

                                                        Page 3 of 5




strategic plan."

     As previously announced, the Boards of Directors of Willow Grove Mutual Holding Company, Willow Grove Bancorp, Inc. and Willow Grove Bank adopted a Plan of Conversion and Agreement and Plan of Reorganization pursuant to which the Company and the Bank intend to reorganize from the mutual holding company structure to the stock holding company form of organization. The Company anticipates that its reorganization will be completed during the current quarter.

     THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR WORDS OF SIMILAR MEANING, OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY."

     FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FORM 10-K FOR THE YEAR ENDED JUNE 30, 2001, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED IN THE COMPANY'S JUNE 30, 2001 FORM 10-K INCLUDE CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES.

     FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.














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                                                   WILLOW GROVE BANCORP, INC.


                                                                   At December 31, 2001                          At June 30, 2001
                                                                   --------------------------------------------------------------
Selected Financial Condition Data:
- ----------------------------------                                          (Dollars in thousands, except per share data)
Total assets                                                              $643,656                                  $625,148
Cash and cash equivalents                                                   44,820                                    22,209
Loans receivable, net                                                      439,162                                   454,199
Loans available-for-sale                                                     5,002                                     2,644
Securities available-for-sale                                              138,871                                   130,358
Deposits                                                                   509,148                                   497,030
FHLB advances                                                               64,728                                    59,885
Stockholders' equity                                                        62,870                                    60,357
Book value per diluted common share                                          12.99                                     12.27



                                                           Three Months Ended                         Six Months Ended
                                                  -------------------------------------------------------------------------------
                                                  December 31, 2001   December 31, 2000    December 31, 2001   December 31, 2000
                                                  -------------------------------------------------------------------------------
Selected Operating Statement Data:
- ----------------------------------                 (Dollars in thousands, except per        (Dollars in thousands, except per
                                                              share data)                               share data)
Interest income                                      $11,014              $11,114               $22,532             $21,994
Interest expense                                       5,536                6,192                11,571              11,999
Net interest income                                    5,478                4,922                10,961               9,995
Provision for loan losses                                620                4,366                   994               4,476
Total non-interest income                                958                  618                 1,494                 962
Total non-interest expense                             3,938                3,383                 7,722               6,752
Income tax expense(benefit)                              626                 (821)                1,247                (124)
Net income(loss)                                       1,252               (1,388)                2,492                (147)
Diluted earnings(loss) per share                        0.26                (0.28)                 0.51               (0.03)

Selected Other  Data:
- ---------------------
Average yield interest-earning assets (1)(2)           7.03%                7.68%                  7.22%               7.70%
Average cost interest-bearing liabilities (1)(2)       4.22%                5.22%                  4.42%               5.12%
Average interest rate spread (1)(2)                    2.81%                2.46%                  2.80%               2.58%
Return(loss) on average assets (1)(2)                  0.78%               (0.95%)                 0.78%              (0.05%)
Return(loss) on average equity (1)(2)                  7.95%               (8.55%)                 7.96%              (0.46%)
Net interest margin (1)(2)                             3.49%                3.40%                  3.50%               3.50%
Ratio of non-performing assets
      to total assets at period end                    0.75%                1.70%                  0.75%               1.70%
Ratio of non-performing loans
      to total loans at period end                     1.08%                2.18%                  1.08%               2.18%
Ratio of loan loss reserves
      to total loans at period end                     1.00%                1.86%                  1.00%               1.86%
Ratio of loan loss reserves
      to non-performing loans at period end           92.06%               85.45%                 92.06%              85.45%
Efficiency ratio                                      61.19%               61.06%                 62.00%              61.62%
Full service banking offices at period end                12                   11                     12                  11

(1)  Annualized for the three months ended December 31, 2001 and 2000
(2)  Annualized for the six months ended December 31, 2001 and 2000

#####


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